Houston Wire & Cable Company Reports Results for the Second Quarter of 2010

HOUSTON, TX -- (Marketwire - August 09, 2010) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the second quarter of 2010.

Selected highlights for the quarter:

-- Revenues increased 2% over 2009

-- Fully diluted earnings per share (EPS) were $0.10

-- The Company declared a dividend of $0.085 per share

-- The Company completed its acquisition of Southwest Wire Rope, LLP (SWWR) and Southern Wire, LLC (SW)

-- Acquisition expenses were $.01 per share

Sales in the second quarter of 2010 increased 2% when compared to the second quarter of 2009, as the depressed economic environment curtailed demand and competitive pricing pressured sales. Based on our estimates, copper had a positive impact on sales of approximately 5% during the second quarter. However, product pricing on several shipments for major projects was based on previously committed copper futures, which mitigated the effect of commodity inflation in the quarter.

Management estimates that sales in our core Repair and Replacement business, also referred to as Maintenance, Repair and Operations (MRO), were essentially flat with the second quarter of 2009 due to the continuing soft levels of industrial demand and lower discretionary spending. Sales within our Project business, principally from our five growth initiatives of Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials and LifeGuard™, our proprietary private-label product, were estimated to be up approximately 5% to 10% over the prior year quarter.

Despite acquisition expenses of $0.3 million, operating expenses decreased by 1% from the second quarter of 2009. We continued to manage spending and maintained personnel counts from the first quarter, excluding personnel from the acquisition. Interest expense was 33% lower than second quarter 2009, as average debt levels fell 51%, from $19.5 million in 2009 to $9.5 million in 2010, absent the late quarter acquisition. Operating income and net income each declined 3.7% due to the small decrease in gross profit.

Chuck Sorrentino, President and Chief Executive Officer, commented, "Sales and operating income in the second quarter, excluding acquisition expenses, were up modestly over the prior year quarter as product demand remained soft, principally in our Repair and Replacement business.

"We continued to increase market share by adding more than 30 new customers in the quarter, not counting those added through the acquisition. Additionally, I am delighted that we were able to complete the acquisition of Southwest Wire Rope and Southern Wire before the close of the second quarter. Our teams have been working diligently toward a seamless transition and we appreciate their support. This acquisition expands our product offering within the industrial, infrastructure, and utility markets and we expect will increase our revenues by an estimated 20-25% over the next several quarters, absent a change in the business climate.

"For the balance of the year, we will focus on integrating SWWR and SW into our distribution platform and forge ahead in our goals to increase market share, aggressively manage expenses, maintain strong customer service metrics and improve balance sheet liquidity."

Conference Call

The Company will host a conference call to discuss second results on Monday, August 9th at 10:00 am CT. Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website, www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until August 16, 2010.

Replay Dial In:        888.203.1112
International Replay:  719.457.0820
Confirmation Code:     2462450

About the Company

With nearly 35 years experience in the industry, Houston Wire & Cable Company is one of the largest distributors of wire and cable in the U.S. industrial distribution market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, mechanical wire and cable and related hardware and private branded products, including LifeGuard™, a low-smoke, zero-halogen cable. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may and often do vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K for the period ended December 31, 2009, filed with the SEC on March 15, 2010. This document and other SEC filings are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                       HOUSTON WIRE & CABLE COMPANY
                        Consolidated Balance Sheets
                    (In thousands, except share data)

                                                  June 30,    December 31,
                                                    2010          2009
                                                ------------  ------------
                                                (unaudited)
Assets
Current assets:
  Accounts receivable, net                      $     58,096  $     46,859
  Inventories, net                                    66,127        61,325
  Deferred income taxes                                2,299         1,776
  Prepaids                                               711         3,649
                                                ------------  ------------
Total current assets                                 127,233       113,609

Property and equipment, net                            6,790         3,169
Intangibles, net                                       5,384            --
Goodwill                                              32,173         2,362
Deferred income taxes                                  1,780         2,855
Other assets                                             105            19
                                                ------------  ------------
Total assets                                    $    173,465  $    122,014
                                                ============  ============

Liabilities and stockholders' equity
Current liabilities:
  Book overdraft                                $      1,036  $        907
  Trade accounts payable                              21,244        11,610
  Accrued and other current liabilities                9,543        10,924
  Income taxes payable                                    16           281
                                                ------------  ------------
Total current liabilities                             31,839        23,722

Debt                                                  59,016        17,479
Other long term obligations                              144            --

Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized, none issued and
   outstanding                                            --            --
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares issued:
   17,758,362 and 17,732,737 outstanding at
   June 30, 2010 and December 31, 2009,
   respectively                                           21            21
  Additional paid-in-capital                          57,361        56,609
  Retained earnings                                   78,052        77,571
  Treasury stock                                     (52,968)      (53,388)
                                                ------------  ------------
Total stockholders' equity                            82,466        80,813
                                                ------------  ------------
Total liabilities and stockholders' equity      $    173,465  $    122,014
                                                ============  ============

                       HOUSTON WIRE & CABLE COMPANY
                    Consolidated Statements of Income
                                (Unaudited)
              (In thousands, except share and per share data)

                                 Three Months Ended     Six Months Ended
                                      June 30,              June 30,
                                --------------------- ---------------------
                                   2010       2009       2010       2009
                                ---------- ---------- ---------- ----------

Sales                           $   63,269 $   61,882 $  124,437 $  127,714
Cost of sales                       50,516     48,910     99,177    100,929
                                ---------- ---------- ---------- ----------
Gross profit                        12,753     12,972     25,260     26,785

Operating expenses:
  Salaries and commissions           5,171      5,201     10,290     10,739
  Other operating expenses           4,424      4,512      8,819      9,132
  Depreciation and
   amortization                        154        141        296        283
                                ---------- ---------- ---------- ----------
Total operating expenses             9,749      9,854     19,405     20,154
                                ---------- ---------- ---------- ----------

Operating income                     3,004      3,118      5,855      6,631
Interest expense                        72        108        148        263
                                ---------- ---------- ---------- ----------
Income before income taxes           2,932      3,010      5,707      6,368
Income taxes                         1,155      1,165      2,225      2,459
                                ---------- ---------- ---------- ----------
Net income                      $    1,777 $    1,845 $    3,482 $    3,909
                                ========== ========== ========== ==========

Earnings per share:
  Basic                         $     0.10 $     0.10 $     0.20 $     0.22
                                ========== ========== ========== ==========
  Diluted                       $     0.10 $     0.10 $     0.20 $     0.22
                                ========== ========== ========== ==========
Weighted average common shares
 outstanding:
  Basic                         17,655,370 17,647,982 17,654,133 17,645,433
                                ========== ========== ========== ==========
  Diluted                       17,707,273 17,663,522 17,705,620 17,656,445
                                ========== ========== ========== ==========

Dividend declared per share     $    0.085 $    0.085 $     0.17 $     0.17
                                ========== ========== ========== ==========

                       HOUSTON WIRE & CABLE COMPANY
                  Consolidated Statements of Cash Flows
                                (Unaudited)
                              (In thousands)

                                                     Six Months Ended
                                                          June 30,
                                                  ------------------------
                                                      2010         2009
                                                  -----------  -----------

Operating activities
Net income                                        $     3,482  $     3,909
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                           296          283
  Amortization of capitalized loan costs                   18           40
  Amortization of unearned stock compensation           1,138        1,194
  Provision for doubtful accounts                          60           --
  Provision for returns and allowances                   (160)         (45)
  Provision for inventory obsolescence                    357          238
  Deferred income taxes                                  (461)        (415)
  Changes in operating assets and liabilities:
    Accounts receivable                                    73       10,346
    Inventories                                         2,663          905
    Prepaids                                            3,006         (249)
    Other assets                                          (59)         (31)
    Book overdraft                                       (351)      (2,903)
    Trade accounts payable                              4,066        4,162
    Accrued and other current liabilities              (2,102)         (72)
    Income taxes payable                                 (265)      (1,734)
                                                  -----------  -----------
Net cash provided by operating activities              11,761       15,628

Investing activities
  Expenditures for property and equipment                (331)        (186)
    Cash paid for acquisition                         (50,000)          --
                                                  -----------  -----------
Net cash used in investing activities                 (50,331)        (186)

Financing activities
  Borrowings on revolver                              170,848      130,433
  Payments on revolver                               (129,311)    (142,898)
  Proceeds from exercise of stock options                  30           18
  Excess tax benefit for stock options                      4            5
  Payment of dividends                                 (3,001)      (3,000)
                                                  -----------  -----------
Net cash provided by (used in) financing
 activities                                            38,570      (15,442)
                                                  -----------  -----------

Net change in cash                                         --           --
Cash at beginning of period                                --           --
                                                  -----------  -----------

Cash at end of period                             $        --  $        --
                                                  ===========  ===========

CONTACT:
Hope M. Novosad
Manager, Investor Relations
Direct: 713.609.2110
Fax: 713.609.2168
hnovosad@houwire.com